CRITERIUM

MASTER SERVICES AGREEMENT

CRITERIUM CLINICAL STUDY SERVICES

CRO:

Criterium, Inc.
358 Broadway Suite 201
Saratoga Springs, New York 12866 USA

SPONSOR:

Senesco Technologies, Inc.
721 Route 202/206
Suite 130
Bridgewater, NJ 08807

Contact:
Richard Dondero, Vice President, Research and Development

Date: 20 JUN 2011

CRITERIUM
Full-Service Contract Research Organization

MASTER SERVICES AGREEMENT

CRITERIUM CLINICAL STUDY SERVICES

THIS MASTER SERVICES AGREEMENT ("Agreement") is made this 20 JUN 2011 **("Effective Date") by and between**
SPONSOR:

Senesco Technologies, Inc., having a place of business at 721 Route 202/206, Suite 130, Bridgewater, NJ 08807 USA ("Sponsor") and Criterium, Inc., a New York corporation, maintaining its principal place of business at 358 Broadway, Saratoga Springs, New York 12866 USA ("Criterium").

RECITALS

WHEREAS, Sponsor is engaged in the business of developing, manufacturing, packaging, and/or marketing of biologics, devices and other health care products for use in clinical and/or medical indications.

WHEREAS, Criterium is engaged in the business of providing research and development and technical Services with respect to the study of pharmaceuticals, clinical diagnostic agents, and medical devices.

WHEREAS, Sponsor desires to utilize the Services of Criterium, and Criterium desires to provide professional and technical expertise to Sponsor, in connection with one or more studies as described in separate Individual Project Agreements governed by this Agreement (the "Services").

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

DEFINITIONS

"Audit" means a systematic examination by Sponsor or a third party chosen by Sponsor of trial-related activities and documents to determine whether the evaluated trial-related activities were conducted, and the data were recorded, analyzed and accurately reported according to the Protocol, the terms of this Agreement, Good Clinical Practice ("GCP") and the applicable regulatory requirement(s).

"Consultant/Vendor" means an investigator, institute, or individual that is sourced, contracted and managed by Criterium for the purpose of providing Study (ies)- related Services.

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"Current Good Clinical Practice" or "CGCP" means any standard for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials as defined by the then-current ICH Guideline for Good Clinical Practice.

"IPA" means an Individual Project Agreement that is a supplemental addendum to this Agreement which is associated with one trial or group of trials for the same sponsor team or drug.

"Protocol" means the procedural study obligations of the Sponsor as may be documented in this Agreement and all future amendments thereto including, but not limited to, IPAs.

"Services" means professional and technical activities agreed to be provided by Criterium as detailed in the scope of work described in an IPA's Statement of Work.

"SOP" means Standard Operating Procedure which is a step-by-step procedure that promotes uniformity in operations to help clarify and augment such operations. They document the way activities are to be performed to facilitate consistent conformance to technical and quality system requirements and to support data quality.

"Sponsor" means a person who takes responsibility for and initiates a clinical investigation. The sponsor may be an individual or pharmaceutical company, governmental agency, academic institution, private organization, or other organization. The sponsor does not actually conduct the investigation unless the sponsor is a sponsor-investigator. Sponsor includes any of its successors or assignees, and including its employees, officers, directors, agents, and principals of such entities.

"Statement of Work" or "SOW" describes Services associated with one Study or group of Studies to be provided by Criterium for the same Criterium team or drug.

"Study" or "Studies" means the clinical testing procedures and conditions set out in an IPA's Protocol.

1. Services Criterium shall perform the Services related to each Study or Studies for which the parties enter into an Individual Project Agreement (IPA) containing the relevant Statement of Work. Each IPA, when executed by the parties, shall form a part of and be governed by the terms of this Agreement. Each IPA shall describe the scope of the Services to be performed by Criterium with respect to the Study or Studies, any obligations of Sponsor with respect to the Study or Studies, the timeframes and due dates for performance of the Services, and the related fees and payment terms, as described in the IPA and associated SOW contained therein and any related attachments. Sponsor shall have the right to interview and approve Criterium personnel assigned to perform Services under any IPA. In the event that any person employed by Criterium fails to perform the Services assigned to him or her in a satisfactory manner, Sponsor shall have the right to request that Criterium terminate such person's assignment associated with the

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Services by written notice to Criterium. Upon receipt of such notice, Criterium will replace such person as soon as possible (but in no event greater than thirty (30) days after receipt of notice) with another Criterium employee who is qualified to perform the Services assigned to him or her. Criterium shall not employ, contract, or retain, directly or indirectly, any person to perform Services under this Agreement if such person is disbarred by FDA under 21 USC 335a. Upon receipt of written request from Sponsor, Criterium shall, within ten (10) days, provide written notice that it has complied with this obligation. Criterium shall utilize qualified staff with the skills and experience necessary to perform the Services assigned to them, and perform the Services as specified in this Agreement and each Statement of Work in compliance with current Good Clinical Practices ("GCP") and applicable governmental laws and regulations.

2. Study Materials. For each Study, Sponsor shall provide information and written materials such as the Investigator's Brochure for the Product, Study Protocol, and relevant materials necessary to perform the Services and Criterium will in turn provide its staff and Consultant/Vendors with the information and materials relevant to the Services delivered as outlined in the Statement of Work.

3. Training. Sponsor shall train Criterium personnel in the use of the relevant Product information and Materials prior to their use in each Study. Criterium will train employees and Consultant/Vendors in the use of appropriate technologies and regulations required in the delivery of Services.

4. Ownership of Property and Data. All data, improvements, inventions, technology, and knowledge furnished by Sponsor pursuant to this Agreement or generated or collected in connection with each Study shall constitute the sole property of Sponsor (collectively, "Sponsor Information"), and Sponsor retains final authority as to the dissemination or usage of the Sponsor Information by Criterium or any other organization. Any copyrightable work created by Criterium or its employees in the performance of the Services under each Statement of Work ("Work Product") shall be deemed a "work made for hire" as defined in the Copyright Act of 1976, as amended, created for the benefit of Sponsor, and all rights therein shall be the property of Sponsor. If any Work Product is determined not to be a work made for hire under applicable law, Criterium shall assign, and upon creation thereof automatically assigns, the copyright therefore to Sponsor evidencing Sponsor's sole title and right of ownership in such work without further consideration and free from any claim or lien or retention of rights. Subject to Sponsor's rights in the Sponsor Information and Work Product, Sponsor agrees that any Criterium intellectual property, process, or service which is used, improved, modified, or developed by Criterium (i.e. independently of Sponsor or Sponsor Information) prior to, under or during the term of this Agreement shall be and remain the sole and exclusive property of Criterium.

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5. Compensation. Criterium will be compensated for its performance of the Services and reimbursed for costs as set forth in each IPA and associated SOW. In general, IPAs will include a description of the Services, an estimate of cost (insofar as it can be estimated) and the basis for the computation of the costs such that should there be a need to prorate or supplement costs, both parties will have a basis to estimate those costs.

a. Criterium shall submit invoices to Sponsor based on the Payment Schedule set forth in the IPA and Sponsor shall pay each invoice within thirty (30) days after receipt. (Criterium, Inc. may supply additional financial contact details separately upon request) Sponsor shall remit all payments within thirty (30) days of being invoiced to:

US Check Remittance Address:	Wire Remittance: (within US use ABA; for International use SWIFT):
CRITERIUM, INC. 358 Broadway, Suite 201 Saratoga Springs, New York 12866 USA Attn: Leigh Ostergren, Finance Federal Tax ID Number: XX-XXXXX98	The Adirondack Trust Company Account # XXXXXX69 For the benefit of Criterium, Inc. ACCOUNT: XXXXXXX ADDRESS: 473 Broadway Saratoga Springs, NY 12866 (518) 584-5844 ROUTING NUMBER: XXXXXXXXX FEDERAL TAX ID: XX2-XXXXX98

b. Criterium shall be solely responsible for reporting, withholding, and/or paying any and all employment-related taxes, payments, and/or withholdings, including, but not limited to, federal, state, and local income taxes, Social Security, Medicare, unemployment or disability deductions, withholdings, and/or payments.

c. If Sponsor in good faith disputes any of the amounts set forth in any invoice rendered by Criterium hereunder, Sponsor shall notify Criterium in writing within thirty (30) days following Sponsor's receipt of the invoice, which notice shall include a written statement of the basis of the dispute in reasonable detail (the "Dispute Notice"). Sponsor shall pay all undisputed charges on or before the Payment Date. The parties agree to negotiate in good faith for the purpose of resolving such dispute. In the event such dispute is mutually agreed upon and resolved, either Sponsor will pay the disputed amount, or Criterium will credit the disputed amount, as appropriate, on the next invoice to Sponsor.

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6. Change Orders. During the performance of Services under this Agreement and a related IPA, there may be a request that additional or new Services be performed or there may arise a material change in the assumptions upon which the IPA is based, including, but not limited to, changes in an agreed starting date for a project or suspension of a project which may require changes to the IPA's budget and/or timelines. In such event, both parties must provide mutual written consent to the terms of a Change Order.

7. Project Commencement. The Study and Services are projected to initiate according to the timeline in the IPA. Without modifying an IPA, additional Studies and Services may be added to the cumulative project list on a project by project basis, upon mutual written agreement of the parties to amend an IPA so as to add additional or amended Statements of Work.

8. Accounting and Audit. Criterium will maintain separate accounting procedures, using generally acceptable accounting procedures, consistently applied, which are accurate and adequate to enable Sponsor to determine the amount of compensation due Criterium during the term of this Agreement ("Records"). During the term of this Agreement and for a period of two (2) years after its expiration or termination, but not more than once in any six (6) month period of time (unless required by governmental regulatory authorities), Sponsor may, upon reasonable advance written notice and during regular business hours, audit any financial records of Criterium associated with this Agreement and each IPA addendum/Exhibit at Sponsor's expense. Such Records may include, without limitation, invoice records, invoices from third parties, contracts with third parties, and payments relating to this Agreement and/or the Exhibits. To the extent the Records are commingled with Criterium's other customer records, Criterium shall give reasonable access to the Records to an independent auditor employed by Sponsor who will audit the Records and may disclose to Sponsor the results of the audit as they relate to the Study, but not the content of other customer records or studies. As a condition precedent to the independent auditor conducting such audit, Criterium may require the auditor to execute a confidentiality agreement consistent with the terms of Section 10 hereof.

9. Term and Termination. The term of this Agreement shall be for a minimum of eighteen (18) months from the Effective Date unless further extended either by mutual consent or the implementation of an additional Individual Project Agreement. Sponsor may terminate this Agreement, or any IPA, without cause, upon thirty (30) days' prior written notice. In the event of the termination of any IPA, Criterium shall continue performance of any other IPA not expressly terminated, unless otherwise specified by Sponsor in the termination notice. In addition, either party may terminate this Agreement upon thirty (30) days' prior written notice to the other party in the event the other party materially breaches its obligations hereunder or under any Exhibit and fails to cure such breach after notice and a thirty (30) day cure period. Notwithstanding the termination of this Agreement, the responsibilities and rights of Criterium and Sponsor set forth herein, including but not limited to the rights of ownership of property and data, compensation,

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confidentiality and indemnification, shall survive termination. In the event of early termination hereunder and there is an incomplete IPA and associated SOW at the time of termination, Criterium shall be entitled to payment, equitably pro-rated for actual work performed and expenses incurred as of the effective date of termination, plus termination fees, if any, in accordance with the applicable IPA and associated SOW.

Upon termination of this Agreement or all or part of the Services and payment of the sums payable to Criterium, Criterium shall immediately deliver all Work Product to Sponsor (including work in progress) and shall, upon Sponsor's written request, document, based on the cost estimate including time and materials, in detail, the status of the Services that have been terminated and the Work Product that has been delivered. After termination (the "Transition Period"), Criterium shall cooperate reasonably on a time and materials basis, at the rates specified in the respective IPA with Sponsor in its, or another's efforts on Sponsor's behalf, to complete any Services in progress as of the effective date of termination and to provide for an orderly transition thereof; provided however, Criterium shall not be required to turnover, assign, license or otherwise disclose any of its own proprietary systems, designs or other Confidential Information and Trade Secrets owned by Criterium. Within 30 days of the end of the Transition Period, Criterium shall invoice Sponsor for any final amounts due under the terminated IPS/SOW, and if there are any unexpended funds previously paid to Criterium, they shall be credited/refunded to Sponsor at that time.

10. <u>Confidentiality</u>

a. "Trade Secret" shall mean any information including a formula, pattern, compilation, program, device, method, technique, or process that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The obligations set forth in this Agreement, as they pertain to Trade Secrets, shall survive termination of this Agreement and continue for so long as the relevant information remains a Trade Secret of the Disclosing Party

b. "Confidential Information" shall mean any and all proprietary information, which may not otherwise be considered a Trade Secret, belonging to any Disclosing Party, whether tangible or intangible, including, without limitation, this Agreement, any data, or prospective products, inventions, patents, copyrights or trademarks (or any application therefore), know-how, process, technique, design, drawing, software program, formula or test data, work in process, engineering, manufacturing, marketing, financial, sales, supplier, test subjects, customers, accounts, customer data, employee, investor, or business information and relationships, whether in oral, written, graphic, electronic form or other communication which is either conspicuously marked "confidential", known or reasonably known by the receiving party to be confidential, or is of a proprietary nature, and is learned or disclosed in the course of discussions, studies, or other work undertaken between the parties. Confidential Information shall not include information that the party seeking to disclose it can demonstrate, with legally sufficient evidence, (1) was already

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lawfully known to or was or has been independently developed by the receiving party, (2) was or has been disclosed in generally available published materials, (3) was or has become generally known to the public, or (4) was or has been lawfully obtained from any third party without such third party's breach of a confidentiality obligation to the disclosing party.

c. Each party acknowledges and agrees that in performing their respective obligations under this Agreement they may have access to the Trade Secrets and Confidential Information of the other. Each party agrees that during the term of this Agreement and for so long as such information remains either a Trade Secret or Confidential Information of the other, it will not use, copy or disclose, or permit any unauthorized person access to, any such Trade Secrets or Confidential Information of the other party except for that which is required in performing its obligations under this Agreement. Each shall take all appropriate action, whether by instruction, agreement or otherwise to ensure the protection, security, and confidentiality of the other's Trade Secrets and Confidential Information, and to satisfy their respective obligations under this Paragraph. Any data or other materials owned by a disclosing party which it furnishes for use by the non-disclosing party in connection with the obligations under this Agreement, including other Trade Secrets and Confidential Information of a third party entrusted to the disclosing party, shall remain the sole property of the disclosing party, shall be held in confidence by the recipient in accordance with the provisions of this Paragraph, and shall be returned to the disclosing party or destroyed by the recipient and certified as destroyed to the disclosing party upon termination of this Agreement, unless such party is expressly authorized to continue to use such Trade Secret or Confidential Information by the disclosing party or unless required by law or governmental regulations to retain any such information.

d. Notwithstanding the foregoing, either party may disclose the other party's Confidential Information to the extent required by law or order of a court or governmental agency. However, the recipient of such Confidential Information must give the disclosing party prompt notice so as to allow the disclosing party to obtain a protective order or otherwise protect the confidentiality of such Confidential Information, all as directed by and at such disclosing party's cost and expense. Notwithstanding the foregoing, each party may keep backup or archival copies of any Confidential Information of the other party for which it has a reasonable business need, provided that such backup or archival copies are kept confidential in accordance with the terms of this Section 10 and are used for reference purposes only and not for any other use.

e. Great loss and immediate and irreparable injury may be suffered by a party if the other party should breach or violate any of the covenants and agreements set forth in this Section 10. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve their legitimate business interests, and, that in addition to all of the remedies provided at law or in equity, each party shall be entitled to seek a temporary restraining order and a permanent injunction to prevent a breach of any of such covenants or agreements. If either party should seek an injunction hereunder, the party against whom such injunction is sought hereby waives any requirement that such party be subject to proof of the economic value of any Confidential Information or be required to post a bond.

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11. Indemnification

a. Sponsor agrees to indemnify, defend, and hold harmless Criterium, its officers, directors, affiliates, parent companies, employees, and consultants from and against any and all third-party claims, demands, suits, or actions, including, but not limited to court costs, legal fees, awards, or settlements for liability, losses, damages, or expenses arising out of or related to the Study or any Study drug, Sponsor's breach of this Agreement or a third party's intellectual property rights, a violation of any law, rule or regulation, or the negligent, fraudulent, or willful act of, or failure to act by, Sponsor; provided, however, Sponsor's indemnity obligation under this paragraph shall not apply to any Claim which arises from the negligent, fraudulent, or willful act of, or failure to act by, Criterium or an act or omission of Criterium that is not in compliance with CGCP or applicable governmental laws or regulations. Sponsor also agrees to maintain, at its expense, an appropriate level of comprehensive and professional liability insurance commensurate with the timeline status of the Study (stated on an "occurrence" basis) throughout the term of this Agreement. Upon Criterium's request, after execution of the first IPA addended to this Agreement, Sponsor shall be willing to provide Criterium with a copy of its insurance certificate.

b. Criterium agrees to indemnify, defend, and hold harmless Sponsor, its officers, directors, affiliates, parent companies, employees, and consultants ("Sponsor Indemnities") from and against any and all third-party claims, demands, suits, or actions, including, but not limited to court costs, legal fees, awards, or settlements for liability, losses, damages, or expenses arising out of or related to the negligent, fraudulent, or willful act of, or failure to act by, Criterium (including, but not limited to, failure to comply with the terms of the Exhibits and breach of any terms of this Agreement, or an act or omission of Criterium that is not in compliance with CGCP or applicable governmental laws or regulations). Criterium also agrees to maintain, at its expense, an appropriate level of comprehensive and professional liability insurance commensurate with the timeline status of the Study (stated on an "occurrence" basis) throughout the term of this Agreement. Upon Sponsor's request, after execution of the first IPA addended to this Agreement, Criterium shall be willing to provide Sponsor with a copy of its insurance certificate.

c. As a condition to any indemnification provided under this Section, the party seeking indemnification hereunder shall notify the other party within ten (10) days after the receipt of notice of a Claim, except that the indemnifying party shall not be released from this indemnity obligation if the failure to notify the other party within ten (10) days does not materially prejudice the defense of such claim or suit and the indemnified party agrees to cooperate fully with the indemnifying party and/or its insurers in the defense of such Claim, at the indemnifying party's expense. The indemnifying party shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit. In the event that representation of the parties by the same counsel would be a conflict of interest for such counsel, the indemnified party may select its own independent counsel, subject to the approval of the indemnifying party, without relieving the indemnifying party of its obligations under this paragraph. Under no circumstances, however, shall the indemnified party settle or otherwise compromise any claim without the indemnifying party's prior written consent. The indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such a claim

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or suit or ceasing to defend against such a claim or suit, to the extent such settlement or ceasing to defend would materially prejudice the rights of the indemnified party.

12. Non-Solicitation. Each party agrees not to solicit for employment or contract engagement any employee of the other party associated with this Agreement for a period of twelve (12) months from the effective date of termination or completion of this Agreement without the prior written consent of the other party. Sponsor also agrees not to solicit for employment or contract engagement any employee or a Consultant/Vendor of Criterium for a period of twelve (12) months from the effective date of termination or completion of this Agreement.

Notices. It is expected that the parties will frequently conduct informal communications, but any formal communications that either party desires to send in writing shall be sent to Criterium, Inc. at 358 Broadway, Suite 201, Saratoga Springs, New York 12866 to the attention of John M. Hudak, President; and to
SPONSOR:

13. Senesco Technologies, Inc., 721 Route 202/206, Suite 130, Bridgewater, NJ 08807 USA to the attention of **Richard Dondero, Vice President, Research and Development**.

14. Complete Agreement. This Agreement and the Descriptions of Services, Exhibits and Statement of Work hereto, which may only be amended in a writing signed by both parties, is the complete agreement between the parties with respect to the Services described herein and supersedes all prior agreements, understandings or representations, whether written or oral.

15. Severability. In the event that any provision contained herein is held to be invalid or unenforceable, all other provisions of this Agreement shall be deemed severable, and shall remain enforceable to the full extent permitted by law.

16. Independent Contractor Relationship. Sponsor engages Criterium as an independent contractor and not as an employee or agent to perform the Services in accordance with instructions from the designated Sponsor representative. Nothing contained in this Agreement shall establish any partnership, joint venture, or agency relationship between the parties. Except as may be expressly authorized in writing, neither party shall have authority to bind the other party to any commitment or contract with any third party. None of the parties shall use the name of the other for any promotional purposes without the other party's prior written consent. As an independent contractor, Criterium shall be solely responsible for (a) determining the means and methods for performing the Services; and (b) persons employed by Criterium and engaged in the performance of the specified work, including responsibility for all applicable employee-related tax, salary and benefit programs. Criterium agrees to indemnify and hold

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Sponsor harmless from and against any and all liability, claims, penalties, costs, and taxes related thereto.

17. Contract Research Organizations: Transferred Obligations. It is agreed that Criterium is retained as a "Contract Research Organization" as defined in Title 21 of the Code of Federal Regulations, and that the obligations transferred to Criterium pursuant to Section 312.52 of Title 21 may include those associated with Investigator Monitoring pursuant to Section 312.56. Criterium agrees to carry out its obligations hereunder in full compliance with all applicable legal requirements, including without limitation the Federal Food, Drug and Cosmetic Act and applicable regulations there under. The SOPs applied to this effort will be those created and maintained by Criterium in satisfaction of Good Clinical Practices regulations.

18. Attorneys' Fees. The prevailing party in any dispute arising out of the subject matter of this Agreement shall be entitled to recover its reasonable attorneys' fees and costs.

19. Legal Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, assigns, successors and personal representatives; provided however, the duties of Criterium under this Agreement are deemed personal to Criterium and may not be assigned without the prior written consent of Sponsor.

20. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

21. Governing Law. This Agreement shall be interpreted, construed, and governed by the laws of the State of New York, without regard to conflict of law principles, to the extent such principles would require or result in the application of another state's laws, and the parties agree that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court located in Saratoga County, New York, and the parties hereto expressly consent to the jurisdiction of any such courts and to venue therein.

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22. Force Majeure. In the event either party shall be delayed or hindered or prevented from performing of any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent or mitigate, including strike, lockouts, labor troubles, inability to procure materials or Services, failure of power or restrictive government or judicial orders (except for those arising from Criterium actual or alleged violation of applicable laws or regulations), or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party's control, then performance of such act (except for the payment of money owed hereunder) shall be extended for the reasonable period of such delay, and either party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay.

23. Publicity. Criterium shall not publicize or disclose the existence of this Agreement nor any information regarding any other terms and conditions of this Agreement except to its employees, attorneys, and accountants with a need to know in order to perform Criterium's obligations under this Agreement, unless Sponsor shall consent in writing thereto and in advance thereof.

(signatures follow)

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CRITERIUM
Full-Service Contract Research Organization

MASTER SERVICES AGREEMENT (MSA) Signature Page

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date, 20 JUN 2011.

Criterium, Inc. (Criterium)

By: John M. Hudak
John M. Hudak, President

Date: June 30, 2011

SPONSOR:

Senesco Technologies, Inc. (Sponsor)

By: Richard Dondero
Richard Dondero,
Vice President, Research and Development

Date: June 22, 2011

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